Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release

MasTec Announces Better Than Expected Second Quarter 2020 Results and Record Second Quarter Backlog

•

Second Quarter 2020 Results include GAAP Net Income of $56.8 Million, Adjusted EBITDA of $165.7 Million, Diluted Earnings Per Share of $0.78, and Adjusted Diluted Earnings of $0.95 per Share, Exceeding Guidance Expectations

•	Strong Second Quarter Cash Flow from Operations of $293 Million, and Record Level $497 Million in Cash Flow from Operations During the First Half of 2020

•	Continued Strong Balance Sheet as of June 30, 2020, with Comfortable Leverage Metrics and Ample Liquidity

•	Record Second Quarter Backlog as of June 30, 2020 of $8.2 Billion

Coral Gables, FL (July 30, 2020) — MasTec, Inc. (NYSE: MTZ) today announced better than expected second quarter 2020 financial results and updated its guidance for the remainder of 2020.

Second quarter 2020 revenue was $1.57 billion, with second quarter cash flow from operations of $293 million, enabling a $177 million reduction in total debt levels. First half 2020 revenue was $2.99 billion, with first half 2020 cash flow from operations at a record level of $497 million, a $145 million increase over cash flow from operations during the first half of last year, enabling a $190 million reduction in total debt levels. As of June 30, 2020, the Company had net debt, defined as total debt less cash, of $1.19 billion.

Second quarter GAAP net income and earnings per diluted share exceeded the Company’s expectations at $56.8 million, or $0.78, respectively. Second quarter 2020 adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, were $69.0 million and $0.95, respectively, with adjusted diluted earnings per share exceeding the high end of the Company’s previously announced expectation by $0.06. Second quarter 2020 adjusted EBITDA, also a non-GAAP measure, was $165.7 million also exceeding the high end of the Company’s guidance expectation by approximately $6 million.

Second quarter 18-month backlog as of June 30, 2020 was a record $8.2 billion, a $398 million increase compared to the same quarter last year.

Adjusted net income, adjusted diluted earnings per share and adjusted EBITDA, which are all non-GAAP measures, exclude certain items which are detailed and reconciled to the most comparable GAAP-reported measures in the attached Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures.

Jose Mas, MasTec’s Chief Executive Officer, commented, “The resilience, dedication and focus of the men and women of MasTec resulted in strong second quarter results that exceeded our expectation during these unprecedented times. We are actively monitoring potential volatility caused by the pandemic, while continuing the focus on ensuring the safety of our employees as they provide critical power, communications and other services.”

Mr. Mas continued, “Our diversified business model has proven highly resilient, with record first half 2020 cash flow from operations performance of approximately $500 million and record second quarter backlog as of June 30, 2020. Our strong liquidity and balance sheet give us full flexibility to capitalize on opportunities to maximize shareholder value and to support our customers.”

George Pita, MasTec’s Executive Vice President and Chief Financial Officer noted, “We opportunistically took advantage of market conditions shortly after the end of the second quarter to further strengthen our capital structure by offering $600 million in new senior unsecured notes with a favorable 4.50% coupon, which is expected to close on August 4, 2020 subject to customary conditions. The new notes, maturing in 2028, will allow us to redeem our existing $400 million 4.875% senior unsecured notes at a lower rate, extend our maturity profile and will increase our overall liquidity by approximately $200 million, to approximately $1.3 billion. We continue to monitor current conditions and prudently manage our cash flow and liquidity, and our strong first half 2020 cash flow performance supports our expectation that annual 2020 cash flow from operations will reach new record levels, further strengthening our capital structure, liquidity levels and leverage profile.”

Most of MasTec’s construction services have been deemed essential under state and local pandemic mitigation orders, and all its business segments have continued to operate. The COVID-19 pandemic has had a negative impact on the Company’s operations and the Company expects some continued negative impact for the remainder of 2020. Negative effects include lost productivity from governmental permitting delays, reduced crew productivity due to social distancing and other mitigation measures, lower levels of overhead cost absorption, and/or delayed project start dates, project shutdowns or cancellations that may be imposed on the Company, or its customers. Inclusive of currently expected COVID-19 impacts, the Company estimates 2020 annual revenue of approximately $7.0 billion, with 2020 annual GAAP net income and diluted earnings per share expected to approximate $314 million and $4.27, respectively. 2020 annual adjusted EBITDA, a non-GAAP measure, is expected to be $800 million, or 11.4% of revenue, and 2020 annual adjusted diluted earnings per share, a non-GAAP measure, is expected at $4.93. The Company’s 2020 annual revenue expectation includes the impact of lower than expected third and fourth quarter Oil & Gas segment revenue, as regulatory delays on two large projects is expected to cause lower 2020 project activity, shifting awarded project activity into 2021.

For the third quarter of 2020, the Company expects revenue of approximately $1.9 billion. Third quarter 2020 GAAP net income is expected to approximate $106 million with GAAP diluted earnings per share expected to approximate $1.45. Third quarter 2020 adjusted EBITDA, a non-GAAP measure, is expected to approximate to $254 million, or 13.4% of revenue, with adjusted diluted earnings per share, a non-GAAP measure, expected to approximate $1.67.

Senior Management will hold a conference call to discuss these results on Friday, July 31, 2020, at 9:00 a.m. Eastern time. The call-in number for the conference call is (323) 794-2094 or (800) 263-0877 and the replay number is (719) 457-0820, with a pass code of 5797259. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

The following tables set forth the financial results for the periods ended June 30, 2020 and 2019:

Consolidated Statements of Operations

(unaudited - in thousands, except per share information)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Revenue	$1,569,297	$1,939,006	$2,985,901	$3,457,346
Costs of revenue, excluding depreciation and amortization	1,341,825	1,633,400	2,568,122	2,945,448
Depreciation	57,687	55,279	110,776	109,504
Amortization of intangible assets	9,793	4,665	17,184	9,471
General and administrative expenses	84,959	70,819	170,473	143,436
Interest expense, net	14,808	16,623	31,812	38,881
Equity in earnings of unconsolidated affiliates	(6,813)	(6,551)	(14,647)	(12,811)
Other (income) expense, net	(10,527)	4,812	(11,869)	8,317

Income before income taxes	$77,565	$159,959	$114,050	$215,100
Provision for income taxes	(20,738)	(39,736)	(21,161)	(51,770)

Net income	$56,827	$120,223	$92,889	$163,330

Net (loss) income attributable to non-controlling interests	(178)	513	(346)	507

Net income attributable to MasTec, Inc.	$57,005	$119,710	$93,235	$162,823

Earnings per share:
Basic earnings per share	$0.79	$1.59	$1.27	$2.17

Basic weighted average common shares outstanding	72,045	75,183	73,392	75,088

Diluted earnings per share	$0.78	$1.58	$1.26	$2.15

Diluted weighted average common shares outstanding	72,777	75,747	74,135	75,661

Consolidated Balance Sheets

(unaudited - in thousands)

	June 30, 2020	December 31, 2019
Assets
Current assets	$2,137,048	$2,173,559
Property and equipment, net	972,177	905,835
Operating lease assets	198,844	229,903
Goodwill, net	1,227,405	1,221,440
Other intangible assets, net	202,165	211,528
Other long-term assets	252,346	254,741

Total assets	$4,989,985	$4,997,006

Liabilities and Equity
Current liabilities	$1,523,391	$1,219,126
Long-term debt, including finance leases	1,115,839	1,314,030
Long-term operating lease liabilities	133,535	154,553
Deferred income taxes	267,525	296,326
Other long-term liabilities	198,859	221,280
Total equity	1,750,836	1,791,691

Total liabilities and equity	$4,989,985	$4,997,006

Consolidated Statements of Cash Flows

(unaudited - in thousands)

	For the Six Months Ended June 30,
	2020	2019
Net cash provided by operating activities	$496,502	$351,461
Net cash used in investing activities	(136,673)	(122,802)
Net cash used in financing activities	(383,832)	(196,825)
Effect of currency translation on cash	1,214	(80)

Net (decrease) increase in cash and cash equivalents	(22,789)	31,754

Cash and cash equivalents - beginning of period	$71,427	$27,422

Cash and cash equivalents - end of period	$48,638	$59,176

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Segment Information
Revenue by Reportable Segment
Communications	$654.3	$652.6	$1,298.4	$1,265.4
Oil and Gas	368.5	936.8	727.6	1,558.1
Electrical Transmission	124.1	100.4	252.2	195.3
Clean Energy and Infrastructure (a)	426.1	250.2	712.4	439.6
Other	0.1	0.0	0.1	0.1
Eliminations	(3.8)	(1.0)	(4.8)	(1.2)
Corporate	—	—	—	—

Consolidated revenue	$1,569.3	$1,939.0	$2,985.9	$3,457.3

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Adjusted EBITDA by Reportable Segment
EBITDA	$159.9	$236.5	$273.8	$373.0
Non-cash stock-based compensation expense	5.8	4.2	9.9	7.9

Adjusted EBITDA	$165.7	$240.7	$283.7	$380.9

Reportable Segment:
Communications	$76.4	$52.4	$127.2	$97.8
Oil and Gas	80.1	179.3	154.5	286.7
Electrical Transmission	(3.2)	8.7	5.1	12.4
Clean Energy and Infrastructure (a)	30.1	8.9	35.0	12.1
Other	7.5	6.4	14.9	12.7
Corporate	(25.2)	(15.0)	(53.0)	(40.8)

Adjusted EBITDA	$165.7	$240.7	$283.7	$380.9

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Adjusted EBITDA Margin by Reportable Segment
EBITDA Margin	10.2%	12.2%	9.2%	10.8%
Non-cash stock-based compensation expense	0.4%	0.2%	0.3%	0.2%

Adjusted EBITDA margin	10.6%	12.4%	9.5%	11.0%

Reportable Segment:
Communications	11.7%	8.0%	9.8%	7.7%
Oil and Gas	21.7%	19.1%	21.2%	18.4%
Electrical Transmission	(2.6)%	8.6%	2.0%	6.4%
Clean Energy and Infrastructure (a)	7.1%	3.5%	4.9%	2.8%
Other	NM	NM	NM	NM
Corporate	—	—	—	—

Adjusted EBITDA margin	10.6%	12.4%	9.5%	11.0%

(a)

During the second quarter of 2020, the Company renamed its Power Generation and Industrial segment as the Clean Energy and Infrastructure segment to better represent the nature of the segment’s operations, end markets and customer characteristics. There was no change to the composition of the segment or its historical results.

NM - Percentage is not meaningful

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended June 30, (a)		For the Six Months Ended June 30, (a)
	2020	2019	2020	2019
EBITDA and Adjusted EBITDA Reconciliation
Net income	$56.8	$120.2	$92.9	$163.3
Interest expense, net	14.8	16.6	31.8	38.9
Provision for income taxes	20.7	39.7	21.2	51.8
Depreciation	57.7	55.3	110.8	109.5
Amortization of intangible assets	9.8	4.7	17.2	9.5

EBITDA	$159.9	$236.5	$273.8	$373.0

Non-cash stock-based compensation expense	5.8	4.2	9.9	7.9

Adjusted EBITDA	$165.7	$240.7	$283.7	$380.9

	For the Three Months Ended June 30, (a)		For the Six Months Ended June 30, (a)
	2020	2019	2020	2019
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	3.6%	6.2%	3.1%	4.7%
Interest expense, net	0.9%	0.9%	1.1%	1.1%
Provision for income taxes	1.3%	2.0%	0.7%	1.5%
Depreciation	3.7%	2.9%	3.7%	3.2%
Amortization of intangible assets	0.6%	0.2%	0.6%	0.3%

EBITDA margin	10.2%	12.2%	9.2%	10.8%

Non-cash stock-based compensation expense	0.4%	0.2%	0.3%	0.2%

Adjusted EBITDA margin	10.6%	12.4%	9.5%	11.0%

(a)	All prior year periods have been updated to conform with the current period presentation.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended June 30, (c)		For the Six Months Ended June 30, (c)
	2020	2019	2020	2019
Adjusted Net Income Reconciliation
Net income	$56.8	$120.2	$92.9	$163.3
Non-cash stock-based compensation expense	5.8	4.2	9.9	7.9
Amortization of intangible assets	9.8	4.7	17.2	9.5
Income tax effect of adjustments (a)	(3.5)	(2.1)	(6.1)	(6.5)
Statutory tax rate effects (b)	—	(1.4)	—	(1.4)

Adjusted net income	$69.0	$125.6	$113.8	$172.8

	For the Three Months Ended June 30, (c)		For the Six Months Ended June 30, (c)
	2020	2019	2020	2019
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$0.78	$1.58	$1.26	$2.15
Non-cash stock-based compensation expense	0.08	0.06	0.13	0.10
Amortization of intangible assets	0.13	0.06	0.23	0.13
Income tax effect of adjustments (a)	(0.05)	(0.03)	(0.08)	(0.09)
Statutory tax rate effects (b)	—	(0.02)	—	(0.02)

Adjusted diluted earnings per share	$0.95	$1.65	$1.54	$2.28

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)	For the three and six month periods ended June 30, 2019, includes the effects of changes in Canadian provincial statutory tax rates.
(c)	All prior year periods have been updated to conform with the current period presentation.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Three Months Ended September 30, 2020 Est.	For the Three Months Ended September 30, 2019 (d)
EBITDA and Adjusted EBITDA Reconciliation
Net income	$106	$130.1
Interest expense, net	16	19.3
Provision for income taxes	38	43.3
Depreciation	73	50.5
Amortization of intangible assets	10	4.7

EBITDA	$243	$247.9

Non-cash stock-based compensation expense	6	4.2
Loss on extinguishment of debt (a)	6	—

Adjusted EBITDA	$254	$252.1

	Guidance for the Three Months Ended September 30, 2020 Est.	For the Three Months Ended September 30, 2019 (d)
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	5.6%	6.5%
Interest expense, net	0.8%	1.0%
Provision for income taxes	2.0%	2.1%
Depreciation	3.8%	2.5%
Amortization of intangible assets	0.5%	0.2%

EBITDA margin	12.8%	12.3%

Non-cash stock-based compensation expense	0.3%	0.2%
Loss on extinguishment of debt (a)	0.3%	—%

Adjusted EBITDA margin	13.4%	12.5%

	Guidance for the Three Months Ended September 30, 2020 Est.	For the Three Months Ended September 30, 2019 (d)
Adjusted Net Income Reconciliation
Net income	$106	$130.1
Non-cash stock-based compensation expense	6	4.2
Loss on extinguishment of debt (a)	6	—
Amortization of intangible assets	10	4.7
Income tax effect of adjustments (b)	(5)	(1.7)
Statutory tax rate effects (c)	—	(0.5)

Adjusted net income	$122	$136.8

	Guidance for the Three Months Ended September 30, 2020 Est.	For the Three Months Ended September 30, 2019 (d)
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$1.45	$1.69
Non-cash stock-based compensation expense	0.08	0.06
Loss on extinguishment of debt (a)	0.08	—
Amortization of intangible assets	0.13	0.06
Income tax effect of adjustments (b)	(0.06)	(0.02)
Statutory tax rate effects (c)	—	(0.01)

Adjusted diluted earnings per share	$1.67	$1.78

(a)	Includes the costs expected to be incurred in connection with the refinancing of the existing $400 million 4.875% senior unsecured notes.
(b)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(c)	For the 3 month period ending September 30, 2019, includes foreign and/or state statutory rate changes.
(d)	All prior year periods have been updated to conform with the current period presentation.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Year Ended December 31, 2020 Est.	For the Year Ended December 31, 2019 (b)	For the Year Ended December 31, 2018 (b)
EBITDA and Adjusted EBITDA Reconciliation
Net income	$314	$394.1	$259.2
Interest expense, net	63	77.0	82.6
Provision for income taxes	101	116.8	106.1
Depreciation	259	212.5	192.3
Amortization of intangible assets	36	23.0	20.6

EBITDA	$774	$823.4	$660.8

Non-cash stock-based compensation expense	21	16.4	13.5
Loss on extinguishment of debt (a)	6	—	—
Goodwill and intangible asset impairment	—	3.3	47.7
Project results from non-controlled joint venture	—	—	(1.0)

Adjusted EBITDA	$800	$843.2	$721.0

	Guidance for the Year Ended December 31, 2020 Est.	For the Year Ended December 31, 2019 (b)	For the Year Ended December 31, 2018 (b)
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	4.5%	5.5%	3.8%
Interest expense, net	0.9%	1.1%	1.2%
Provision for income taxes	1.4%	1.6%	1.5%
Depreciation	3.7%	3.0%	2.8%
Amortization of intangible assets	0.5%	0.3%	0.3%

EBITDA margin	11.1%	11.5%	9.6%

Non-cash stock-based compensation expense	0.3%	0.2%	0.2%
Loss on extinguishment of debt (a)	0.1%	—%	—%
Goodwill and intangible asset impairment	—%	0.0%	0.7%
Project results from non-controlled joint venture	—%	—%	(0.0)%

Adjusted EBITDA margin	11.4%	11.7%	10.4%

(a)	Includes the costs expected to be incurred in connection with the refinancing of the existing $400 million 4.875% senior unsecured notes.
(b)	All prior year periods have been updated to conform with the current period presentation.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures - Unaudited

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Year Ended December 31, 2020 Est.	For the Year Ended December 31, 2019 (d) (e)	For the Year Ended December 31, 2018 (d)
Adjusted Net Income Reconciliation
Net income	$314	$394.1	$259.2
Non-cash stock-based compensation expense	21	16.4	13.5
Loss on extinguishment of debt (a)	6	—	—
Amortization of intangible assets	36	23.0	20.6
Goodwill and intangible asset impairment	—	3.3	47.7
Project results from non-controlled joint venture	—	—	(1.0)
Income tax effect of adjustments (b)	(14)	(13.2)	(10.5)
Statutory tax rate effects (c)	—	(7.8)	(12.8)

Adjusted net income	$363	$415.9	$316.7

	Guidance for the Year Ended December 31, 2020 Est.	For the Year Ended December 31, 2019 (d) (e)	For the Year Ended December 31, 2018 (d) (e)
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$4.27	$5.17	$3.26
Non-cash stock-based compensation expense	0.28	0.22	0.17
Loss on extinguishment of debt (a)	0.08	—	—
Amortization of intangible assets	0.49	0.30	0.26
Goodwill and intangible asset impairment	—	0.04	0.60
Project results from non-controlled joint venture	—	—	(0.01)
Income tax effect of adjustments (b)	(0.18)	(0.17)	(0.14)
Statutory tax rate effects (c)	—	(0.10)	(0.16)

Adjusted diluted earnings per share	$4.93	$5.46	$3.98

(a)	Includes the costs expected to be incurred in connection with the refinancing of the existing $400 million 4.875% senior unsecured notes.
(b)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(c)

For the year ended December 31, 2019, includes the effects of Canadian provincial statutory tax rates, as well as changes in state tax rates, and for the year ended December 31, 2018, includes the effects of the 2017 Tax Act.

(d)	All prior year periods have been updated to conform with the current period presentation.
(e)	Reflects revised estimate for tax effects as compared to earnings release filed on February 27, 2020.

The tables may contain slight summation differences due to rounding.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the new senior unsecured notes (the “Offering”) or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. In addition, this press release is not and should not be construed as a notice of redemption for the 4.875% senior unsecured notes due 2023 (the “2023 Notes”), or an offer to tender for, or purchase, any of such notes or any other security.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy and utility and other infrastructure, such as: wireless, wireline/fiber, and customer fulfillment activities; petroleum and natural gas pipeline infrastructure; electrical utility transmission and distribution; power generation; heavy civil, and industrial infrastructure. MasTec’s customers are primarily in these industries. The Company’s corporate website is located at www.mastec.com. The Company’s website should be considered as a recognized channel of distribution, and the Company may periodically post important, or supplemental, information regarding contracts, awards or other related news and webcasts on the Events & Presentations page in the Investors section therein.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on currently available operating, financial, economic and other information, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: risks related to the completion of the Offering and the redemption of the 2023 Notes; risks related to adverse effects of health epidemics and pandemics or other outbreaks of communicable diseases, such as the COVID-19 pandemic; market conditions, technological developments, regulatory changes or other governmental policy uncertainty that affects us or our customers’ industries; the effect on demand for our services of changes in the amount of capital expenditures by our customers due to, among other things, economic conditions, including potential adverse effects of public health issues, such as the COVID-19 pandemic on economic activity generally, our customers and our operations, commodity price fluctuations, the availability and cost of financing, and customer consolidation in the industries we serve; activity in the oil and gas, utility and power generation industries and the impact on our customers’ expenditure levels caused by fluctuations in prices of oil, natural gas, electricity and other energy sources; our ability to manage projects effectively and in accordance with our estimates, as well as our ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects and estimates of the recoverability of change orders; the timing and extent of fluctuations in operational, geographic and weather factors affecting our customers, projects and the industries in which we operate; the highly competitive nature of our industry and the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice under our contracts, and/or customer disputes related to our performance of services and the resolution of unapproved change orders; risks related to completed or potential acquisitions, including our ability to identify suitable acquisition or strategic investment opportunities, to integrate acquired businesses within expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected, including the risk of potential asset impairment charges and write-downs of goodwill; our dependence on a limited number of customers and our ability to replace non-recurring projects with new projects; risks associated with potential environmental, health and safety issues and other hazards from our operations, as well as the potential for liability as a result of the COVID-19 pandemic, including issues with regulators or claims alleging exposure to COVID-19 relating to our operations or facilities; disputes with, or failures of, our subcontractors to deliver agreed-upon supplies or services in a timely fashion, and the risk of being required to pay our subcontractors even if our customers do not pay us; risks related to our strategic arrangements, including our equity investments; any exposure resulting from system or information technology interruptions or data security breaches; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the effect of state and federal regulatory initiatives, including costs of compliance with existing and potential future safety and environmental requirements, including with respect to climate change; the effect of federal, local, state, foreign or tax legislation and other regulations affecting the industries we serve and related projects and expenditures; the adequacy of our insurance, legal and other reserves; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; our ability to maintain a workforce based upon current and anticipated workloads; our ability to attract and retain qualified personnel, key management and skilled employees, including from acquired businesses, and our ability to enforce any noncompetition agreements; fluctuations in fuel, maintenance, materials, labor and other costs; risks related to our operations that employ a unionized workforce, including labor availability, productivity and relations, as well as risks associated with multiemployer union pension plans, including underfunding and withdrawal liabilities; risks associated with operating in or expanding into additional international markets, including risks from fluctuations in foreign currencies, foreign labor and general business conditions and risks from failure to comply with laws applicable to our foreign activities and/or governmental policy uncertainty; restrictions imposed by our credit facility, senior notes, and any future loans or securities; our ability to obtain performance and surety bonds; a small number of our existing shareholders have the ability to influence major corporate decisions; risks associated with volatility of our stock price or any dilution or stock price volatility that shareholders may experience in connection with shares we may issue as consideration for earn-out obligations or as purchase consideration in connection with past or future acquisitions, or as a result of other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in, or imply by, any of our forward-looking statements. These and other risks are detailed in our filings with the Securities and Exchange Commission. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this press release to reflect future events or circumstances, except as required by applicable law. We qualify any and all of our forward-looking statements by these cautionary factors.